Exhibit 99.1

For Immediate Release	Contact: Ryan Goers VP - Finance & IR (734) 930-3925

Domino’s Pizza® Announces Third Quarter 2023 Financial Results

Global retail sales growth (excluding foreign currency impact) of 4.9%; 5.1% (excluding foreign currency impact and closure of the Russia market)

U.S. same store sales decline of 0.6%

International same store sales growth (excluding foreign currency impact) of 3.3%

Global net store decline of 8 stores (excluding closure of the Russia market, global net stores grew by 135)

Diluted EPS up 49.8% to $4.18

ANN ARBOR, Michigan, October 12, 2023: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world, announced results for the third quarter of 2023. Global retail sales grew 4.9% in the third quarter of 2023, excluding the positive impact of foreign currency, and grew 5.1% in the third quarter of 2023, excluding the positive impact of foreign currency and the closure of the Russia market. Without adjusting for the impact of foreign currency, but excluding the closure of the Russia market, global retail sales grew 5.3% in the third quarter of 2023.

U.S. same store sales declined 0.6% during the third quarter of 2023. International same store sales (excluding foreign currency impact) grew 3.3% during the third quarter of 2023. Diluted EPS for the third quarter of 2023 was $4.18, an increase of 49.8% over the prior year quarter.

The Company had third quarter global net store decline of 8 stores, comprised of 27 net U.S. store openings and 35 net international store closures. The Company had 218 gross store openings and 226 gross store closures during the third quarter of 2023. Global and international net store decline reflects the closure of the remaining 143 net Domino’s stores in Russia. Excluding the impact of the closure of the Russia market, the Company had third quarter global net store growth of 135 stores, comprised of 27 net U.S. store openings and 108 net international store openings.

During the third quarter of 2023, the Company’s master franchisee that owned and operated Domino’s Pizza® stores in Russia announced its intent to file for bankruptcy with respect to the stores in that market, and, as a result, the Company has excluded the impact of the Russia market from its fiscal 2023 statistical measures, including net store growth, global retail sales growth and global retail sales growth, excluding foreign currency impact. The Company has not received any royalties and fees from the operations of the Russia market subsequent to the Russian invasion of Ukraine in February 2022. For additional details, refer to the Russia Market Update and Comments on Regulation G sections included below.

Subsequent to the end of the third quarter of 2023, on October 10, 2023, the Company’s Board of Directors declared a $1.21 per share quarterly dividend on its outstanding common stock for shareholders of record as of December 15, 2023, to be paid on December 29, 2023.

The Company will host its Investor Day on December 7, 2023 at the Company’s headquarters in Ann Arbor, Michigan.

“We continue to execute on our initiatives to drive sustainable growth in the U.S.,” said Russell Weiner, Domino’s Chief Executive Officer. “Our ‘Summer of Service’ initiative and the hard work of our franchisees and team members have brought delivery times back to pre-pandemic levels. Domino’s Rewards is engaging more customers, and our integration with Uber’s marketplace is on track. We are ready and excited to deliver the incremental orders both programs will bring in 2024 and beyond.”

Third Quarter Highlights (Unaudited):

(in thousands, except share and per share data)	Third Quarter of 2023	Third Quarter of 2022	Three Fiscal Quarters of 2023	Three Fiscal Quarters of 2022
Net income	$147,676	$100,504	$361,826	$293,961
Weighted average diluted shares	35,357,043	36,062,316	35,516,434	36,265,918
Diluted EPS	$4.18	$2.79	$10.19	$8.11

•
Revenues decreased $41.2 million, or 3.9%, in the third quarter of 2023 as compared to the third quarter of 2022, primarily due to lower supply chain revenues and lower U.S. Company-owned store revenues. The decline in supply chain revenues was attributable to a decrease in the Company’s market basket pricing to stores, as well as lower order volumes. The Company’s market basket pricing to stores decreased 1.7% during the third quarter of 2023 as compared to the third quarter of 2022. U.S. Company-owned store revenues decreased as a result of the refranchising of 114 U.S. Company-owned stores in Arizona and Utah in the fourth quarter of 2022 (the “2022 Store Sale”); however, this decrease was partially offset by higher U.S. Company-owned same store sales. Higher global franchise royalty revenues resulting from global retail sales growth (excluding foreign currency impact) partially offset the decrease in revenues in the third quarter of 2023. U.S. franchise royalties and fees increased primarily due to an increase in fees paid by U.S. franchisees for the use of the Company’s technology platforms, as well as U.S. retail sales growth attributable to the impact of the 2022 Store Sale, and, to a lesser extent, net store growth. International franchise royalties and fees also increased due to international same store sales growth (excluding foreign currency impact), as well as an increase in the average number of international franchised stores open during the period resulting from net store growth during the trailing four quarters, but this increase was partially offset by the negative impact of changes in foreign currency exchange rates of approximately $0.2 million.
•
Income from Operations increased $13.0 million, or 7.4%, in the third quarter of 2023 as compared to the third quarter of 2022 primarily due to higher global franchise royalty revenues resulting from global retail sales growth (excluding foreign currency impact and closure of the Russia market) of 5.1%, as well as higher supply chain gross margin. These increases in income from operations were partially offset by higher general and administrative expenses driven by higher labor costs and the negative impact of changes in foreign currency exchange rates on international franchise royalties and fees of $0.2 million, consistent with the impact on revenues as discussed above.

•
Net Income increased $47.2 million, or 46.9%, in the third quarter of 2023 as compared to the third quarter of 2022 primarily due to a $28.2 million pre-tax unrealized gain associated with the remeasurement of the Company’s investment in DPC Dash Ltd (“DPC Dash”). This unrealized gain was recorded in other income in the Company’s condensed consolidated statements of income. Higher income from operations also contributed to the increase in net income, as discussed above. Additionally, the Company’s provision for income taxes decreased $3.4 million in the third quarter of 2023 due to a lower effective tax rate, partially offset by higher income before provision for income taxes. The effective tax rate decreased to 15.9% during the third quarter of 2023 as compared to 23.8% in the third quarter of 2022, driven in part by higher foreign tax credits and a 1.1 percentage point change in the impact of excess tax benefits from equity-based compensation, which are recorded as a reduction to the income tax provision. Lower net interest expense of $2.5 million resulting from higher interest income on cash equivalents also contributed to the increase in net income.
•
Diluted EPS was $4.18 in the third quarter of 2023 versus $2.79 in the third quarter of 2022, representing a $1.39, or 49.8%, increase. This $1.39 increase was driven by the unrealized gain associated with the remeasurement of the Company’s investment in DPC Dash of $0.59, a favorable tax rate impact of $0.39, improved operating results of $0.28, a lower weighted average diluted share count of $0.08 and lower net interest expense of $0.05.

The tables below outline certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to Comments on Regulation G below for additional details.

	Third Quarter of 2023	Third Quarter of 2022	Three Fiscal Quarters of 2023	Three Fiscal Quarters of 2022
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 2.9%	(1.9)%	+ 5.2%	(7.3)%
U.S. franchise stores	(0.7)%	+ 2.2%	+ 0.8%	(1.2)%
U.S. stores	(0.6)%	+ 2.0%	+ 1.0%	(1.6)%
International stores (excluding foreign currency impact)	+ 3.3%	(1.8)%	+ 2.6%	(0.8)%

Global retail sales growth: (versus prior year period) (1)
U.S. stores	+ 0.9%	+ 4.1%	+ 2.5%	+ 0.7%
International stores	+ 9.8%	(6.8)%	+ 5.5%	(3.5)%
Total	+ 5.3%	(1.6)%	+ 4.0%	(1.5)%

Global retail sales growth: (versus prior year period, excluding foreign currency impact) (2)
U.S. stores	+ 0.9%	+ 4.1%	+ 2.5%	+ 0.7%
International stores	+ 9.4%	+ 5.2%	+ 8.9%	+ 5.7%
Total	+ 5.1%	+ 4.7%	+ 5.7%	+ 3.2%

(1) (2)

2023 figures exclude the impact of the Russia market. Including the impact of the Russia market, international stores retail sales growth was 9.3% and 5.1% for the third quarter and three fiscal quarters of 2023, respectively. Including the impact of the Russia market, total global retail sales growth was 5.0% and 3.8% for the third quarter and three fiscal quarters of 2023, respectively.

2023 figures exclude the impact of the Russia market. Including the impact of the Russia market, international stores retail sales growth, excluding foreign currency impact, was 9.0% and 8.5% for the third quarter and three fiscal quarters of 2023, respectively. Including the impact of the Russia market, total global retail sales growth, excluding foreign currency impact, was 4.9% and 5.5% for the third quarter and three fiscal quarters of 2023, respectively.

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at June 18, 2023	286	6,449	6,735	13,470	20,205
Openings	2	26	28	190	218
Closings	—	(1)	(1)	(225)	(226)
Store count at September 10, 2023	288	6,474	6,762	13,435	20,197
Third quarter 2023 net store growth (decline)	2	25	27	(35)	(8)
Third quarter 2023 net store growth, excluding Russia	2	25	27	108	135
Trailing four quarters net store growth	1	118	119	559	678
Trailing four quarters net store growth, excluding Russia	1	118	119	748	867

Share Repurchases

During the third quarter of 2023, the Company repurchased and retired 229,860 shares of common stock for a total of $90.0 million. As of September 10, 2023, the Company had a total remaining authorized amount for share repurchases of $199.5 million.

Liquidity

As of September 10, 2023, the Company had approximately:

•
$80.9 million of unrestricted cash and cash equivalents;
•
$4.99 billion in total debt; and
•
$277.8 million of available borrowing capacity under its 2021 and 2022 variable funding notes, net of letters of credit issued of $42.2 million.

Net cash provided by operating activities was $422.1 million during the three fiscal quarters of 2023 as compared to $330.2 million during the three fiscal quarters of 2022. The Company invested $59.3 million in capital expenditures during the three fiscal quarters of 2023 as compared to $50.5 million during the three fiscal quarters of 2022.

Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $362.9 million during the three fiscal quarters of 2023 as compared to $279.6 million during the three fiscal quarters of 2022 (refer to Comments on Regulation G below for additional details).

(In thousands)	Three Fiscal Quarters of 2023	Three Fiscal Quarters of 2022
Net cash provided by operating activities	$422,130	$330,154
Capital expenditures	(59,271)	(50,508)
Free cash flow	$362,859	$279,646

Free cash flow increased $83.2 million in the three fiscal quarters of 2023 as compared to the three fiscal quarters of 2022, primarily due to the positive impact of changes in operating assets and liabilities and higher net income, excluding non-cash operating activities, partially offset by higher investments in capital expenditures.

Two- to Three-Year Outlook - 2023 Update

Based on actual results for the three fiscal quarters of 2023 and the Company’s outlook for the remainder of fiscal 2023, the Company expects its 2023 global net store growth to trend at or slightly below the low-end of its 5% to 7% two- to three-year outlook. Additionally, the Company expects its 2023 global retail sales growth, excluding foreign currency impact, to trend modestly below the mid-point of its 4% to 8% two -to three-year outlook.

Russia Market Update

On August 21, 2023, the Company’s master franchisee that owned and operated Domino’s Pizza® stores in Russia announced its intent to file for bankruptcy with respect to the stores in that market. Therefore, as of August 21, 2023, the Company has considered the stores in the Russia market to be closed and they are excluded from the Company’s ending store count as of the end of the third quarter of 2023. The Company has disclosed its statistical measure of net store growth for the third quarter and trailing four quarters ended September 10, 2023 including and excluding the impact of the closure of the Russia market. Additionally, the Company has presented its statistical measures of global retail sales growth and global retail sales growth, excluding foreign currency impact, in the tables above for the fiscal quarter and three fiscal quarters ended September 10, 2023 excluding the impact of the retail sales from the Russia market. The Company believes the impact of the Russia market on its statistical measures of global retail sales growth and global retail sales growth, excluding foreign currency impact, for the fiscal quarter and three fiscal quarters ended September 11, 2022 was immaterial and prior amounts have not been adjusted to conform to the current year presentation. The Company believes the impact of the Russia market on its statistical measure of same store sales growth for the periods presented was immaterial, and it also believes the impact of the Russia market on its condensed consolidated statements of income related to international franchise royalties and fee revenues and general and administrative expenses for the periods presented was immaterial. Refer to Comments on Regulation G below for additional details.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact, same store sales growth, the market basket pricing change and the impact of foreign currency exchange rates on international franchise royalty revenues which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales,” a statistical measure, to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year. The 2023 global retail sales growth measures excluding the Russia market are calculated as the growth in retail sales excluding the retail sales from the Russia market from both 2023 retail sales and the 2022 retail sales base.

The Company uses “Same store sales growth,” a statistical measure, which is calculated by including only sales from stores that also had sales in the comparable weeks of both periods. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. Same store sales growth for transferred stores is reflected in their current classification.

The Company uses “Net store growth," a statistical measure, which is calculated by netting gross store openings with gross store closures during the period. Transfers between Company-owned stores and franchised stores are excluded from the calculation of net store growth.

The Company uses “Market basket pricing change,” a statistical measure, which is calculated as the percentage change of the market basket purchased by an average U.S. store (based on average weekly unit sales) from U.S. supply chain centers against the comparable period of the prior year. The Company believes that the market basket pricing change is important to investors and other interested persons to understand the Company’s performance. As market basket prices fluctuate, revenues, cost of sales and gross margin percentages in the Company’s supply chain segment also fluctuate. Additionally, cost of sales, gross margins and gross margin percentages for the Company’s U.S. Company-owned stores also fluctuate.

The Company uses “Impact of changes in foreign currency exchange rates on international franchise royalty revenues,” a statistical measure, which is calculated as the difference in international franchise royalty revenues resulting from translating current period local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates. The Company believes that the impact of changes in foreign currency exchange rates on international franchise royalty revenues is important to investors and other interested persons to understand the Company’s international royalty revenues given the significant variability in those revenues that can be driven by changes in foreign currency exchanges rates.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 8:30 a.m. (Eastern) to review its third quarter 2023 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 20,000 stores in over 90 markets. Domino’s had global retail sales of over $17.5 billion in 2022, with over $8.7 billion in the U.S. and nearly $8.8 billion internationally. In the third quarter of 2023, Domino’s had global retail sales of over $4.2 billion, with nearly $2.1 billion in the U.S. and over $2.1 billion internationally. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the third quarter of 2023. Emphasis on technology innovation helped Domino’s achieve approximately two-thirds of all global retail sales in 2022 from digital channels. In the U.S., Domino’s generated more than 80% of U.S. retail sales in 2022 via digital channels and has developed several innovative ordering platforms, including those for Apple CarPlay, Amazon Alexa, text-to-order and more. In 2023, Domino’s launched Pinpoint Delivery, a new technology that allows customers to receive a delivery nearly anywhere, including places like parks, baseball fields and beaches.

Order – dominos.com

Company Info – biz.dominos.com

Media Assets – media.dominos.com

Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, store growth and the growth of our U.S. and international business in general, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to successfully implement our growth strategy; labor shortages or changes in operating expenses resulting from increases in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs or negative economic conditions; our ability to manage difficulties associated with or related to the COVID-19 pandemic and the effects of COVID-19 and related regulations and policies on our business and supply chain, including impacts on the availability of labor; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence or negative economic conditions in general; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation and maintain demand for new stores; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering or other events that may impact our reputation; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 10, 2023	% of Total Revenues	September 11, 2022	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$86,277		$112,388
U.S. franchise royalties and fees	138,322		128,878
Supply chain	618,086		646,082
International franchise royalties and fees	73,142		67,055
U.S. franchise advertising	111,534		114,193
Total revenues	1,027,361	100.0%	1,068,596	100.0%
Cost of sales:
U.S. Company-owned stores	72,614		98,589
Supply chain	556,578		588,157
Total cost of sales	629,192	61.2%	686,746	64.3%
Gross margin	398,169	38.8%	381,850	35.7%
General and administrative	97,203	9.5%	91,205	8.5%
U.S. franchise advertising	111,534	10.9%	114,193	10.7%
Income from operations	189,432	18.4%	176,452	16.5%
Other income	28,231	2.8%	—	0.0%
Interest expense, net	(42,089)	(4.1)%	(44,604)	(4.2)%
Income before provision for income taxes	175,574	17.1%	131,848	12.3%
Provision for income taxes	27,898	2.7%	31,344	2.9%
Net income	$147,676	14.4%	$100,504	9.4%
Earnings per share:
Common stock – diluted	$4.18		$2.79

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 10, 2023	% of Total Revenues	September 11, 2022	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$258,882		$328,785
U.S. franchise royalties and fees	410,454		379,261
Supply chain	1,858,023		1,902,215
International franchise royalties and fees	213,308		202,803
U.S. franchise advertising	335,719		331,863
Total revenues	3,076,386	100.0%	3,144,927	100.0%
Cost of sales:
U.S. Company-owned stores	214,609		280,029
Supply chain	1,673,405		1,728,159
Total cost of sales	1,888,014	61.4%	2,008,188	63.9%
Gross margin	1,188,372	38.6%	1,136,739	36.1%
General and administrative	290,186	9.4%	285,769	9.1%
U.S. franchise advertising	335,719	10.9%	331,863	10.5%
Refranchising loss	149	0.0%	—	0.0%
Income from operations	562,318	18.3%	519,107	16.5%
Other income	13,267	0.4%	—	0.0%
Interest expense, net	(128,640)	(4.2)%	(136,059)	(4.3)%
Income before provision for income taxes	446,945	14.5%	383,048	12.2%
Provision for income taxes	85,119	2.7%	89,087	2.9%
Net income	$361,826	11.8%	$293,961	9.3%
Earnings per share:
Common stock – diluted	$10.19		$8.11

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 10, 2023	January 1, 2023
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$80,879	$60,356
Restricted cash and cash equivalents	202,307	191,289
Accounts receivable, net	249,995	257,492
Inventories	69,683	81,570
Prepaid expenses and other	41,257	37,287
Advertising fund assets, restricted	151,511	162,660
Total current assets	795,632	790,654
Property, plant and equipment, net	290,391	302,235
Operating lease right-of-use assets	209,934	219,202
Investment in DPC Dash	139,107	125,840
Other assets	184,400	164,290
Total assets	$1,619,464	$1,602,221
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$55,847	$54,813
Accounts payable	101,058	89,715
Operating lease liabilities	38,645	34,877
Advertising fund liabilities	147,335	157,909
Other accrued liabilities	220,056	199,307
Total current liabilities	562,941	536,621
Long-term liabilities:
Long-term debt, less current portion	4,931,924	4,967,420
Operating lease liabilities	183,031	195,244
Other accrued liabilities	83,110	92,001
Total long-term liabilities	5,198,065	5,254,665
Total stockholders’ deficit	(4,141,542)	(4,189,065)
Total liabilities and stockholders’ deficit	$1,619,464	$1,602,221

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 10, 2023	September 11, 2022
(In thousands)
Cash flows from operating activities:
Net income	$361,826	$293,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,999	56,026
Refranchising loss	149	—
Loss on sale/disposal of assets	547	475
Amortization of debt issuance costs	3,858	3,937
(Benefit) provision for deferred income taxes	(12,191)	5,912
Non-cash compensation expense	26,507	21,590
Excess tax benefits from equity-based compensation	(2,973)	(907)
Provision for losses on accounts and notes receivable	1,342	2,870
Unrealized gain on investments	(13,267)	—
Changes in operating assets and liabilities	7,682	(49,288)
Changes in advertising fund assets and liabilities, restricted	(6,349)	(4,422)
Net cash provided by operating activities	422,130	330,154
Cash flows from investing activities:
Capital expenditures	(59,271)	(50,508)
Purchase of franchise operations and other assets	—	(6,814)
Other	(743)	(1,375)
Net cash used in investing activities	(60,014)	(58,697)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	120,000
Repayments of long-term debt and finance lease obligations	(41,349)	(41,441)
Proceeds from exercise of stock options	5,806	1,296
Purchases of common stock	(210,847)	(293,739)
Tax payments for restricted stock upon vesting	(5,240)	(10,691)
Payments of common stock dividends and equivalents	(85,564)	(79,689)
Net cash used in financing activities	(337,194)	(304,264)
Effect of exchange rate changes on cash	(304)	(611)
Change in cash and cash equivalents, restricted cash and cash equivalents	24,618	(33,418)

Cash and cash equivalents, beginning of period	60,356	148,160
Restricted cash and cash equivalents, beginning of period	191,289	180,579
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	143,559	161,741
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	395,204	490,480

Cash and cash equivalents, end of period	80,879	114,776
Restricted cash and cash equivalents, end of period	202,307	184,564
Cash and cash equivalents included in advertising fund assets, restricted, end of period	136,636	157,722
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$419,822	$457,062

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